EXHIBIT 10.10

                              SETTLEMENT AGREEMENT
This Settlement Agreement ("Agreement") is dated December _____, 2002 and is by and between GATEWAY DISTRIBUTORS, LTD., a Nevada Corporation ("Gateway"), and WILLIAM GOINs, Jr. an individual resident of the Commonwealth Of Kentucky ("Goins").

                                    RECITALS
WHEREAS, on or about August 17, 1999, Gateway entered into an Asset Purchase Agreement with TeamUp International, Inc. ("TeamUp"), which was, at the time, a Nevada Corporation, which has subsequently been administratively dissolved by the Secretary of State of Nevada. A copy of the Asset Purchase Agreement is attached hereto as Exhibit "A"; and

WHEREAS, Goins was a 27.5% shareholder in TeamUp; and

WHEREAS, the Asset Purchase Agreement contained certain requirements for the shareholders of TeamUp, including Goins to be paid a certain sum of money in exchange for their shares of TeamUp; and

WHEREAS, TeamUp now having been administratively dissolved, the debts owed for the shares become personal debts due the shareholders, including Goins; and

WHEREAS, certain disputes, controversies and disagreements have arisen among the parties concerning Gateway's performance under the Asset Purchase Agreemen including that Gateway is in breach of its obligation to pay Goins the consideration due under the Asset Purchase Agreement for his share of TeamUp stock (hereinafter the "Dispute"); and

WHEREAS, the parties have negotiated a resolution and settlement of the Dispute on the terms hereinafter set forth, pursuant to which they desire to settle and compromise all disputes, controversies and disagreements among them which exist as of the date hereof; and

NOW, THEREFORE, the parties agree as follows:

1. DEBT.  There are two components to Goins' debt:
          (1) Goins is owed $137,500.00 for his share of the stock sold as a result of the Asset Purchase Agreement; and
          (2) Goins is owed $110,000.00 representing Goins' loss on the dilution of the original shares issued by Gateway for the purchase of his shares of TeamUp.

2. CONSIDERATION. For good and valuable consideration, it is agreed that Goins will be paid as follows on the debt:
          (1) On the date of the execution of this Agreement, Goins will be issued 400,000 shares of Gateway restricted common stock representing debt due to Goins owed for more than two years that should have been issued at the time of the Asset Purchase Agreement, which Goins may at any time in the first 90 days of this Agreement, sell at the best price obtainable on the open market. In order to effectuate this provision, the restricted stock must have the restriction lifted to become free trading stock. Gateway shall, at its sole expense, immediately upon execution of this Agreement, obtain an opinion letter from an licensed attorney at law, expressing an opinion that the restriction(s) on the share certificate(s) have been fulfilled and that the restriction(s) on the certificate(s) should be removed to allow the stock to become free trading stock, the effect of this opinion letter shall be to allow Goins to be able to sell the stock immediately.
          (2) Immediately upon proof of sale of the block of 400,000 shares or any subsequent block of shares Gateway shall issue additional blocks of shares to Goins as described herein below. Goins will report to Gateway the amount of money realized from the sale of the first 400,000 shares of Gateway stock along with proof of sale. Upon receipt of that report, Gateway shall immediately issue additional blocks of unrestricted stock based on the Gateway stock's value on the date of issue to Goins so that the sale proceeds of the second and subsequent blocks of stock issued shall


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          result in proceeds, within the first 90 days of this Agreement, to
          Goins that shall total $34,375.00. Goins shall, on all subsequent sales of stock, provide proof of sale of the shares issued and the proceeds realized from the sale before being entitled to any additional blocks of stock from Gateway.
          (3) Presuming the Agreement is not otherwise terminated as described herein, between the 91 st day and the 365 th day after the execution of this Agreement, or any time before that date, Gateway shall immediately and continuously issue Goins additional blocks of unrestricted Gateway stock so that Goins' entire $137,500.00 debt is paid in full by the 365 th day of this Agreement. Additional blocks of stock shall be issued immediately upon proof from Goins of the sale of the stock and the proceeds realized from the sale. In the event that during the distribution of the additional blocks of shares that the share price should decrease as a result of Goins selling shares or otherwise, Gateway will continue to issue additional blocks of stock to Goins until Goins has been able to collect, via sale of the shares, the sum total of $137,500.00.
          (4) Additionally, on day 90 of this Agreement, Gateway shall issue to Goins 110,000 shares of the Restricted 144 stock. This stock shall have a warrant date of one year from the date of issuance at market price.

3. DURATION OF THE AGREEMENT. On the 90 th day after the execution of this Agreement, Goins will determine whether he has realized, from the sale of blocks of Gateway stock, capital sufficient to repay $34,375.00 to him. In the event that Goins has not been issued, and/or has not been able to sell enough Gateway stock to recoup $34,375.00, then Gateway shall immediately issue stock to Goins for the balance of the $34,375.00, in full. If Gateway does not immediately issue said additional stock (within no more than five days of the end of the 90 day period), then this Agreement, and all other agreements related to this Agreement, including but not exclusively, the Non-Compete Agreement described below, shall, at the sole option of Goins, be terminated and be of no further force and effect. Conversely, Goins may agree, at his sole discretion, to renegotiate the payment arrangements and continue with this Agreement as amended. If, on the 365 th day after the execution of this Agreement Goins has not realized the sum total of $137,500.00 from the sale of Gateway stock, then this Agreement shall terminate and all other agreements related to this Agreement, including the Non Compete Agreement, shall at the sole option of Goins, terminate and be of no further force and effect. If Goins chooses not to terminate this Agreement on the 365 th day, Gateway is obligated to issue Goins enough stock in the 30 days following the end of the first year of this Agreement to permit Goins to pay off the remaining balance of the $137,500.00 debt owed to Goins, or this Agreement and all other agreements related to this Agreement, including but not exclusively, the Non-Compete Agreement shall be immediately void and held for naught.

4. PUBLIC ANNOUNCEMENTS. None of the parties hereto shall make any public announcement with respect to this transaction without the prior written consent of Gateway.

5. RIGHT TO COMPETE. It is agreed and understood that it is in the best interest of Goins to see Gateway succeed. During the term of the Asset Purchase Agreement, nevertheless, Gateway has diluted Goins' interest in Gateway substantially. Gateway has ceased selling over 75% of the former product line, and has not paid Goins under its obligations under the Asset Purchase Agreement for over three years. To that end, it is agreed that Goins may engage in a business similar to that of Gateway which produces and/or sells products with similar ingredients, so long as, Goins does not use the product name TeamUp or the name of any products distributed by TeamUp on the date of the closing of the Asset Purchase Agreement. It is agreed that Goins may use all or any part of the distribution system used by Gateway to distribute and sell Goins' products and that this shall not constitute competition with Gateway or direct or indirect enticement of employees or consultants of Gateway to leave their employment engagement with Gateway as defined in this Agreement or in any separate non-competition agreement. Goins agrees that, during the term of this Agreement, Goins, will make no false or slanderous statements about Gateway operations to the distributors, employees or consultants of Gateway and Goins will instruct his employees and business affiliates that they are to do the same. Neither Goins nor any employee, representative, or business affiliate of Goins may make any representation to any Gateway distributor or consultant that he has the permission of Gateway to make any sort of contact or communication with the distributor or consultant.


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6. EARLY PAYOFF. Gateway has the right to pay off any balance owed to Goins at any time without penalty. In the event Goins is paid off, Goins shall return any unused Gateway stock in his possession at the close of the business day after receipt of certified uncashed funds from Gateway.

7. NON-COMPETITION. Goins agrees to execute a Non-Competition Agreement with Gateway which shall remain in full force and effect so long as Gateway is not in default or breach of this Settlement Agreement in any way. In the event specifically that Gateway does not transfer to Goins stock sufficient to meet the debt payoff guidelines and deadlines set forth in Section 2 of this Settlement Agreement, by which Goins reserves the right to void and cancel this Settlement Agreement, the effect of which shall be to also void and cancel the Non-Competition Agreement executed herewith.

8. DEFAULT. In the event Gateway fails to perform any of its obligations under this Settlement Agreement, time being of the essence, then Gateway shall be in Default of this Settlement Agreement. In the event of a Default, Goins may declare that the Settlement Agreement and all other agreements relating to or as a result of this Agreement, including but not exclusively, the Non-Competition Agreement signed by Goins to be void and unenforceable with no further force and effect.

9. TAXES. All taxes due on the sale of stock will be the responsibility of Goins. Goins will execute any tax documents necessary to allow Gateway to make appropriate reporting to any governmental agency which regulates the buying and selling of stock on an open market, including but not exclusively, the Internal Revenue Service, and the Securities and Exchange Commission.

10. NOTICES. All notices shall be sent via overnight mail, with signature confirmation, or via hand delivery, and if to Goins, it shall be addressed as follows: Bill Goins, P.O. Box 75074, Ft. Thomas, KY 41075-0074, with a copy to:
Jeffrey J. Greenberger, Esq., Attorney for Bill Goins, Katz, Greenberger & Norton LLP, 105 East Fourth Street, Suite 400, Cincinnati, OH 45202. If to Gateway, it shall be addressed as follows: Gateway Distributors, Ltd., 3035 East Patrick Lane, Suite 14, Las Vegas, NV 89120, ATTN: Richard A. Bailey, President/CEO. Either party may designate a new address to which they desire to be served with notices at any time in the future.

11. WARRANTIES AND REPRESENTATIONS. Each party hereto expressly warrants and represents that none of the claims, causes of action, suit, demands, losses, or damages which are the subject matter of this Agreement have been assigned or transferred to any other person or entity and, accordingly, each party hereto agrees to indemnify and hold the other party hereto harmless from any such claims of third parties claiming by, through or under the indemnifying party.

12. ENTIRE AGREEMENT. This Agreement, together with any documents and agreements executed in connection herewith, represents the entire agreement among the parties related to the subject matter hereof and supercedes all prior or contemporaneous agreements.

13. NO MODIFICATION. This Agreement may not be changed, modified, discharged or abandoned, in whole or in part, except pursuant to the express written consents of the parties hereto.

14. CHOICE OF LAW. This Agreement shall be construed under and in accordance with the internal laws of the State of Nevada.

15. NO WAIVER. Each party and person executing this Settlement Agreement on behalf of a party represents that the person signing this Agreement on behalf of the party has been duly authorized to do so by all necessary corporation action so that this Agreement represents the valid and binding agreement of the parties.

16. EFFECTIVENESS OF AGREEMENT. No provision, condition, or term hereof may be waived, except by an express written waiver, and then such waiver shall apply only to the specific instance referred to and not any subsequent condition, term or provision, even a similar one. No right or obligation hereunder may be assigned or sublet without express prior written consent of all parties hereto.


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17. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.


IN WITNESS WHEREOF, the parties have caused this Settlement Agreement to be executed and witnessed as of the date and year first set forth above.

GATEWAY DISTRIBUTORS, LTD.
BY: ______________________________
Richard A. Bailey, President/CEO


WILLIAM GOINS, JR.
______________________________


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